  UNITED STATES
SECURITIES AND EXCHANGE
  COMMISSION
  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2010

SPO MEDICAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-11772	25-1411971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3, Gavish Street, POB 2454, Kfar Saba, Israel
 (Address of principal executive offices, including Zip Code)

+972-9-764-3570
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 26, 2010 SPO Medical Equipment Ltd. (“SPO LTD”), the wholly owned subsidiary of SPO Medical Inc. (the “Company”) entered into an Alliance and License Agreement, dated as of December 1, 2009 (the “Agreement”), with SPO Medical Systems Ltd. (the “Licensee”) pursuant to which SPO LTD granted to the Licensee certain rights with respect to SPO LTD’s PulseOx™ product line utilizing SPO LTD’s unique pulse oximetry technology. Under the Agreement, the Licensee was granted a non-transferable, royalty bearing worldwide license, solely with the Field of Use (as defined below) to (i) manufacture and distribute the PulseOx™ product line, including the Check Mate™ (collectively the “Special Products”), and derivates, (ii) to use and improve SPO LTD technology (whether or not related specifically to the Special Products) for purpose of creating derivative products based on the Special Products, (iii) bundle Special Products with Licensee technology (the “Bundled Technology”). The term “Field of Use” has been defined to mean medical technologies and products designed to measure any vital sign(s) which utilize reflective oximetry methodology, where “medical” has been limited to refer solely to any technology or product being targeted for sale solely for use by persons with a potential or existing illness and technology to determine whether a person is alive.

The license described above is exclusive with respect to Special Products and the Bundled Technology which measure pulse (by any means) and one other vital sign and non-exclusive with Special Products or the Bundled Technology which measure only pulse (with no other vital sign being measured).

In addition to the license rights described above, Licensee was also granted an exclusive non-transferable, royalty bearing, world wide license to manufacture and distribute the Check Mate™ device, SPO LTD’s specially designed monitor for measuring SpO2 and heart rate during physically active and high latitude activities.

Under the Agreement, the Licensee (and its affiliates) have undertaken to pay to SPO LTD royalties derived from Special Products as follows (collectively, the “Royalties”):

(i)	all revenues deriving from purchase orders received during December 2009 in excess of $100,000;
(ii)	with respect to 2010, 50% of net revenues in excess of $390,000 per calendar quarter;
(iii)	with respect to 2011, 50% of net revenues in excess of $600,000 per calendar quarter; and
(iv)	From 2012 through the end of the lease term, 6% of gross revenues.

With respect to Bundled Technology, from 2010 through the end of the term, under the Agreement the Licensee (and its affiliates) are to pay 3% of gross revenues, payable on a quarterly basis, so long as Special Products do not comprise more than 50% of Bundled Technology. If the Special Products constitute more than 50% of the Bundled Technology, the per annum royalty rate shall be at the rate of 6%. Royalties are payable within the later to occur of (i) the 30th day following receipt of revenues proceeds or (ii) 30th day following the end of the period for which royalties are payable.

In order to maintain the exclusive license rights described above, the Company must receive, beginning 2013 and continuing through the end of the license period, per annum minimum royalties in the aggregate amount of at least $60,000 (the “Minimum Royalty Payment”). The Minimum Royalty Payment is due by the 30th day following the end of the year. If for whatever reason the Minimum Royalty Payment is not paid when due, then the license shall automatically and without any further action become non-exclusive. SPO LTD has the right to audit to review or audit the Licensee records to verify compliance with the terms of the Agreement.

Unless terminated earlier as provided therein, the license terms under the Agreement extends through November 30, 2016. Notwithstanding the foregoing, either party is entitled to terminate the Agreement (i) upon a material breach by the other party and its failure to cure such breach within 30 days following receipt of written notice thereof, (ii) upon the other party’s insolvency or liquidation event or (iii) if the results of three audits performed by the Company shall reveal that Licensee (or its affiliates) underreported by 10% the amount of payments due to the Company.

Following the Agreement, the Company will primarily be engaged in developing and commercializing non-medical applications for its technology. In connection with the Agreement, the Licensee has purchased from SPO LTD certain equipment specified in the agreement for total cash proceeds to SPO LTD of $200,000.

In consideration of the license, during the term of this Agreement and for one year thereafter, the Licensee has undertaken to not engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component then being designed produced or sold by the Company or its affiliates or to which the Company or any of its affiliates shall then have proprietary rights.

The principal shareholder and control person of the Licensee is Israel Sarussi, a stockholder of the Company and a Director and employee of SPO LTD. Sarussi will continue with his technical support duties at SPO LTD, albeit on a reduced basis.

Item 2.01.    Completion of Acquisition or Disposition of Assets

The disclosures set forth under Item 1.01 are hereby incorporated by reference into this Item 2.01.

The Company intends to reflect in its upcoming annual report on Form 10-K for the year ended December 31, 2009 the license of the assets (and related revenues).

In determining that Royalties are to consist of 50% of the net revenues above the amounts specified above for each of 2010 and 2011, reference was made to the historical revenues and profit margins generated by these products. With respect to 2012 through the end of the term, reference was made to typical industry rates for royalty agreements of this type.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2010	SPO MEDICAL INC.

	By:	/s/ Michael Braunold
Michael Braunold Chief Executive Officer